Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q1 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: APRIL 25, 2014/11:00AM EST

Operator

Good day and welcome to the Saia Inc. first-quarter 2014 results conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Doug Col. Please go ahead.

Doug Col

Thank you, operator, and good morning, everyone. Welcome to Saia’s first-quarter 2014 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer, and Jim Darby, our Vice President, Finance, and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I would like to turn this call over to Rick O’Dell.

Rick O’Dell

Well, good morning, and thank you for joining us. I’m pleased to report that Saia is announcing positive first-quarter results. In the quarter, we saw favorable pricing trends and strong tonnage growth continue despite the severe winter weather that challenged our entire industry. I’m proud of the Saia team and what we accomplished overcoming the challenging operating conditions to allow us to deliver a very solid first-quarter results.

Some highlights from the quarter compared to the first quarter of 2013 include our total revenue increased 9.5% to $300 million, LTL tonnage increased 5.7% on 4.4% more shipments, our LTL revenue rose 8.3%, and our operating ratio of 94.9 deteriorated 20 basis points compared to a record first-quarter of 94.7 last year.

Earnings per share of $0.34 compares to a reported $0.37 per share a year ago. The first quarter of 2013 EPS benefited by $0.04 due to tax credits that related to 2012. So, in spite of a difficult operating environment that persisted for much of the quarter, I’m pleased to report that we improved load average by 2.7% compared to the first quarter of last year.

Our customers continue to respond to our value proposition and are willing to compensate us at a rate that’s commensurate with the service that we provide. Our LTL yield rose 2.3% in the first quarter compared to last year. With the challenges of the first quarter behind us, we are very encouraged about the prospects for the remainder of 2014. And we believe that underlying trends are positive as we move forward into the rest of the year and include the following items.

Our LTL tonnage growth was 5.7% and it improved as the quarter progressed. Our higher weighted shipments increased by 28% through targeted marketing efforts and tightness in the truckload market.

Our sales force, which was expanded by 10% late last year, is showing good early results. The skill of our professional drivers combined with the investments in technology in new equipment continue to drive improvements in our fuel efficiency, which was 3% better than the same period last year. Our load average continues to rise and our cargo claims ratio to a consistent improvement that’s now down to 0.83% of revenue.

Now I would like to have Jim Darby review the first-quarter results.

Jim Darby

Thanks, Rick, and good morning, everyone. As Rick mentioned, in the first-quarter 2014, earnings per share were $0.34 compared to $0.37 in the first quarter of 2013. Last year’s first quarter had the benefit of a tax credit enacted in 2013 which was retroactive to 2012. The benefit was $0.04 per share.

For the quarter, revenues were $300 million with operating income of $15.2 million. This compares to 2013 first-quarter revenue of $274 million and operating income of $14.5 million. Both periods included 63 workdays.

As Rick mentioned, LTL yields for the first-quarter 2014 increased by 2.3%, which primarily reflects the favorable impact of continued pricing actions consistent with the trends of the past several quarters. Through, difficult winter weather undoubtedly added cost to the quarter. We will not try to quantify the costs associated with weather.

During the quarter, we experienced higher cost in some areas as follows: Salaries, wages, and benefits rose to $150 million in the first quarter, reflecting a mid-2013 wage increase of approximately 3% and additional wages associated with the higher tonnage trend. Additionally, the harsh weather hampered productivity.

We also incurred $1.8 million in higher health care costs in the first quarter of 2014. Purchased transportation expense for the quarter rose $5.2 million, compared to last year. This increase relates to the tonnage growth we experienced and the use of higher cost purchased transportation to meet service needs in markets repeatedly disrupted by weather.

Depreciation and amortization of $13.8 million was $2.2 million higher than last year, reflecting our significant investment in tractors and trailers over the last 12 months to reduce the average age of our fleet. Claims and insurance expense was $9.5 million in the quarter compared to $5.6 million last year in the same quarter. This increase in expense was entirely due to increased accident severity in the first quarter of 2014.

Our cargo claims ratio improved by 5% to 0.83% from 0.87% in the first quarter last year. Our effective tax rate was 38.5% for the first quarter of 2014. For modeling purposes, we expect our 2014 effective tax rate to be approximately 38.5%.

At March 31, 2014, total debt was $79.7 million. Net debt to total capital was 20%. This compares to total debt of $58.8 million and net debt to total capital of 18.1% at the end of last year’s first quarter. Net capital expenditures in the first quarter were $8.2 million compared to $6 million spent in the first quarter last year.

We are currently projecting net capital expenditures in 2014 of approximately $110 million. This increased level of investment primarily allows for the expansion of the linehaul trailer fleet in addition to the already planned expenditures to replace revenue equipment as well as investments in technology and real estate projects.

Now I’d like to turn the call back to Rick.

Rick O’Dell

Thanks, Jim. The first quarter finished with improving tonnage trends and with our network returned to an expected reliability and efficiency. We remain committed to our core strategy of delivering high-quality service and will continue to price our service at a level which delivered a fair return on the investments that we make in this business.

We believe this strategy provides a strong foundation for long-term profitable growth and increased shareholder value as well as it’s good value to our customers. With these comments, we’re now ready to answer your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Jason Seidl, Cowen and Company.

Jason Seidl

A couple of quick things here. Now I know you’re saying you’re not going to quantify weather, but I’d like to take a look at the amount of your claims — a massive increase. Could you tell us what the accident expense was in the quarter in terms of just the accidents, not just claims?

Jim Darby

Sure. Jason, that entire increase was due to accident severity. So included in that line would be our cargo claims expense and that actually improved, but the year-over-year impact of that change was all due to severity of accidents.

Jason Seidl

So if I sort of just normalized your normal run rate — your earnings are probably somewhere north of $0.40? Is that a good way of looking at it?

Jim Darby

Last year’s first quarter was unusually favorable with severity so while we were over by about 3.9 versus last year, I’d say we were over by about 2.6 or 2.7 versus expected.

Jason Seidl

Okay, that’s very good — very, very helpful, thank you. And I guess — Rick, in your comments, you mentioned that the increased sales force headcount from last year is really starting to yield some results for you guys. Could you give us a little more color around that and should we start to see that really take hold in the back half of the year as they reach their one-year mark with you guys?

Rick O’Dell

All of our sales resources have been added. The early results are favorable. We did some benchmarking and particularly the upper Midwest geography was — we were below the market from a representation standpoint there and that’s where we kind of concentrated some of our additions.

That is our strongest geography growing so far, but as I am — obviously I’m sure you’re aware, there was a merger of two carriers in that market and a lot of that business, I think, moved elsewhere. So our timing proved fruitful for that but we’re pleased with the early results and we would expect to continue to see favorable tonnage trends going forward.

Jason Seidl

Okay. Well, speaking of tonnage trends going forward, can you give us an update on how April is looking? Particularly on a breakout between LTL and TL if you have it.

Jim Darby

Sure, I’ll walk you through the LTL tonnage change, Jason. And it’s useful to talk about the first quarter first and then how it rolls into April because there is an impact because of last year, March had Good Friday in it. It was actually the last day of March — last workday of March last year and this year Good Friday is in April. So there is an impact from that.

And we’ve talked about where our tonnage was, so if we look at — we are on record as saying that we were up 6.1% in February. And when I look at March, as reported, would show up 8.2% over last year March. But the impact of Good Friday would take about 2% off of that.

So that would mean that we’d be trending about 6.2% up just like February was year over year.

And then as we go to April — April with Good Friday in this year is up 5.3% versus last year. But you would have the reverse effect. You would add 2% to that to allow for the Good Friday effect so April reported would be 5.3% up, actually would be running a little over 7% up.

Jason Seidl

So your — sort of your organic growth rate excluding the holidays looks like it has ticked up a little bit in April, is that accurate?

Rick O’Dell

Yes, that’s fair.

Jason Seidl

Okay, fantastic. Also, could you guys touch a little bit on the pricing side? Excluding sort of your weight per shipment and your length of haul, other carriers that we’ve spoken to have reported already kind of have alluded to a pretty favorable environment right now, especially given all the general rate increases that were announced?

Rick O’Dell

Sure. Our analytical discipline pricing continues to pay good dividends and certainly provides a good value for our customers, based on the quality of service that we’re providing. Our theoretical yield model that adjusted for length of haul, weight per shipment, and fuel surcharge improved about 3% year over year. And our contract renewals during the first quarter were again in line with our expectations at the 3% range.

So yes, we feel like it continues to be a pretty favorable yield market.

Jason Seidl

Okay, that’s great color. I have one more question and I’ll turn it over to somebody else here. It looks like another strong year for CapEx for you guys, almost like the fourth year in a row that it’s fairly strong at least — definitely the last three years.

What should we expect for 2015, all things being equal? Should the CapEx trend down a little bit?

Rick O’Dell

I think that really depends on the growth and what kind of returns that we’re seeing. The fuel efficiency of the new units has warranted improving our average age from the tractor standpoint and our increase this year was really driven by our desire to upsize our linehaul fleet with the increase in tonnage that we’re seeing, as well as an opportunity moving forward for us to reoptimize suboptimal purchased transportation run on our own fleet.

So I don’t know the exact answer to that. I guess, depending on what growth rate you forecast, maybe the $100 million number is probably right.

Jason Seidl

Okay, fair enough. I’ll turn it over to somebody else. Really appreciate the time as always.

Operator

Scott Group, Wolfe Research.

Scott Group

So just because of the weather issues in the first quarter, but also the shift of Easter, I’m not sure the best way to think about margins in the second quarter relative to kind of normal seasonality 1Q to 2Q. Maybe, Rick, if you’ve got some color or ideas there?

Rick O’Dell

Yes, we are not sure when the last time we saw normal seasonality was either. It certainly wasn’t a normal first quarter but I guess when we kind of look at the second-quarter outlook, we always kind of look back and see where we’ve been and in recent years, the second quarter has been about 3 OR points better than the first quarter. But what I would say is with our tonnage growth and absent unusual self-insurance volatility, we feel like we should be able to do better than that this year.

I would say though, kind of like we’ve commented, I think expectations need to be a little bit tempered because Good Friday moved from March to April, and that has a negative impact on sequential margins. And while the yield environment is certainly steady and in line with our expectations, if you look back at the things we’ve been doing the last couple of years, we’ve had some pretty significant, what I would call corrective action pricing going on at Saia.

And in early 2012, our yields were up 7% sequentially and in 2013, they were up 5%. Those things have a positive impact on sequential margins but obviously, we certainly feel favorable with the benefits we should be able to get from our tonnage trends and what I would call a real steady yield environment currently as well.

Scott Group

And you don’t also — you usually don’t have the GRI in the second quarter like you do this year?

Rick O’Dell

That’s correct. That’s a little more favorable. Contract renewals for Saia aren’t running at the rates that they were the last few years as well either, so those things may offset each other, right?

Scott Group

Yes — no, that makes sense.

The tremendous growth on the truck load side — I’m guessing just a lot of spillover? Is that business that —? Are you keeping that business? Do you want to keep that business? How should we model the truck load side on the tonnage side going forward?

Rick O’Dell

Yes, I think the run rate of that tonnage has been up for us the last now couple of quarters in a row, and that’s partially due to kind of a targeted marketing effort that we have to get some larger shipments in backhaul lanes. Almost a spot — something that we’ve targeted to kind of — some of the spot market a little bit. And like you said, it’s not really truckload, it’s just over 10,000 pounds shipments. It could be three totes, right?

But we targeted that business with some pricing that makes that work for customers as well as working for us in certain lanes and we have the ability to kind of tweak that based on capacity and if our backhaul were to change, I would tell you about 80% of that business moves in backhaul lanes, so it kind of works for us from a cost standpoint incremental margin. So I think you’ll see the comps will — once you get to the fourth quarter, the comps will level out more, but I would say that run rate is probably — it’s kind of carrying forward clearly in to April.

Scott Group

Okay, that’s great. And just the last question for me — it seems like the plans to start growing tonnage are showing some success. When do you think about expanding geographically and do you think that’s more likely organic or through acquisition and maybe your views on when that would be?

Rick O’Dell

We would selectively expand either through opportunistic acquisitions or organically. Pretty pleased with our focus today on being able to grow tonnage and improve margins in our existing geographies so I don’t think it’s required for us to drive our OR down in the 80s which is, clearly, a focus of ours over a period of time. So selectively making an acquisition could obviously come at any time.

We tend to look at the deals that come to market. There’s not a lot of LTL carriers out there that kind of makes sense, and non-overlap geography. And then I would tell you, organic expansion I would say wouldn’t happen this year but next year probably.

Scott Group

All right, great. Thanks for the time, guys.

Operator

Brad Delco, Stephens.

Ben Wyatt

Hey guys. It’s actually Ben on for Brad. So can you kind of help us understand the tonnage growth a bit more? Was this pent-up volume from the bad weather or did this come a little bit more from the sales ads or is it really the macro improvement that you guys are saying?

Rick O’Dell

I would say it looks a little bit like all of the above. So here’s what I would tell you. If I look at the growth that we have, the upper Midwest is the strongest and that’s where we added the most sales resources and that’s also where you got the merger of the former Vitran Company and another carrier got put together and I think some of that business went elsewhere. So it provided a good opportunity there.

Feels like the market has picked up a little bit. I would say that’s true as well, but we saw growth kind of across our network and, then, I also feel like we’re pretty early in this incremental sales resource opportunity and, normally, it takes four months to six months to have someone to have much impact. And so, we certainly feel good about the early results but think that could continue to provide some opportunity going forward as well.

Ben Wyatt

We’ve heard that some carriers were kind of giving up freight or shutting down regions because of the weather. Did you guys pick up any freight from that and do you expect to keep it or how are you thinking about that?

Rick O’Dell

I’m sure we picked up some. We made, we spent a lot of money keeping our network fluid and if it’s safe to be out on the roads when we go out and make pickups and keep our network running, so I think that was probably favorable.

I would tell you if you look at the business that we got, the largest growth came from 3PLs — the segment. The second largest growth came from field business and the third was national accounts. So that field business tends to be pretty sticky when it moves, same with the national account business. I think that Vitran was a big player in the 3PLs and when that transition happened, I think a fair amount of that business kind of went to others so you can’t really take sales force credit for that necessarily. I think it’s size, value, proposition and the service that we have in the marketplace. It proved to be favorable and over time, we will continue to price that 3PL business so it operates well for us. And that volume also tend to switch around quite a bit based on what you’re doing with your pricing from a 3PL perspective as well.

Ben Wyatt

Great. Thanks for the color. And then, on incremental margins, if we just take a guess at whether there is an exclusive cost associated with it and then include the higher insurance and claims expense, incremental margins look like they would have been running closer to 30% range. How should we think about incremental margins going forward and maybe over the longer term, how are you thinking about incremental margins as well?

Rick O’Dell

In a normal yield environment, let’s call it the 3% range. You should be able to offset our inflationary cost increases with yield improvements and then we should also be gaining some density benefits as we move forward. So, we’re very focused on the opportunities to combine growth with the normal yield environment and our execution in the marketplace to make some headway.

So, given the challenge we had with self-insurance and some weather-related costs during the first quarter, and as I commented in our average improvement year over year is about 300 basis points and we expected to do better than that.

Ben Wyatt

Great. Thanks, guys.

Operator

Willard Milby, BB&T Capital Markets.

Willard Milby

Just wanted to ask another tonnage question here. With the new sales force, I think you said the magic number is four to six months on boarding with them, do you have a targeted tonnage growth with the new sales force going forward here?

Rick O’Dell

Our current run rate, as Jim commented, adjusted for the Good Friday is in the 7% range. The way we kind of manage the Company is to manage for efficiency, kind of take a look at where your margins are, and then look at opportunities to re-optimize both your business mix and your linehaul network for imbalances. So I think this is kind of that trade-off between tonnage in yield and margins.

So my current thinking is to kind of manage the business to let the tonnage float up and look and see how well we are executing and how the business is operating with some revised mix and some topline tonnage growth and then look to kind of — if the opportunity is there and it’s working well from an efficiency standpoint, then we’ll continue to see growth out. If near-term margins are not quite what we would like to see then we will reoptimize our business mix through yield enhancements to make sure we are being properly compensated for that.

I think there’s a balance between the tonnage and the yield, and you probably heard me say this before but — I mean, I like tonnage growth, it’s good to grow but it’s also — we like to see our margins continue to improve as well. And I think that yield — the best thing about positive tonnage is it continues to encourage you to take yield drift. So you may see us return to a combination of tonnage growth in yield improvement. We kind of like that yield thing — the impact it can have on the operating ratio.

Willard Milby

Okay, thanks. Great color there. And as I look at the purchased transportation line as well as the fuel and operating expenses supplies, assuming there’s a lot of fuel savings just because it shifted into a purchased transportation here in Q1, can we expect kind of a reversion back to the norm, I’ll call it, of kind of a mid-6% as a percent of revenue on the PT line and kind of the low 26%, high 25% as a percent of revenue on the fuel operating expense this year going forward?

Rick O’Dell

I think that’s right. In other words, with the growth that we saw as well as the weather disruptions, we’ve definitely used some suboptimal purchased transportation. That’s kind of in our run rate right now. Obviously, we ordered some incremental trailers. We’ve got over 100 line driver positions open right now that we are seeking to fill and after we do that, you would expect to see some optimization of suboptimal purchase transportation.

That being said, our length of haul is increasing a little bit and there’s some lanes where efficient use of rail makes a lot of sense as well so as that grows, we’ll do what’s best for service and for our margins there. The return on invested capital were getting some certain long-haul lanes that could run on the rail over the weekend and still meet our service requirements — has a pretty good return on invested capital.

Willard Milby

Okay, so it could possibly see some spillover to that higher PT into Q2?

Rick O’Dell

Yes, we used to run — 60% of that used to be rail and we were kind of doing the best that we were doing from that perspective and with the — some of the rail disruptions as well as the weather disruptions that we saw, we were clearly running some suboptimal PT, but it may run at a little bit higher rate as we take share in some of these longer haul markets as well.

Willard Milby

Okay, all right. Thanks for the time, guys.

Operator

Nicholas Bender, Wunderlich Securities.

Nicholas Bender

Quick questions on the capacity outlook. Obviously you guys are dialing up some CapEx here for some new equipment and a little bit higher placement activity. How do you feel about door capacity on the real estate front? Any expectation of needing to add more doors for the tonnage that you’re layering on at this point?

Rick O’Dell

You know, we’re in pretty good shape right now. As you know, we really have not grown for a couple of years and we built out some capacity kind of ahead of the downturn. Timing wasn’t so good there, I guess. But we have some excess capacity, probably the place we are looking to add another terminal in the Chicago market but that’s a construction project that probably come online first of next year. And obviously, we look for opportunistic real estate purchases where you kind of have an opportunity to upgrade.

But we don’t have any significant deficiencies in our network right now. Our break capacities are good, our network is running fluid at today’s level, and we’ve got some incremental capacity there. So I wouldn’t look for big real estate purchases unless it’s something where existing facility that we’re leasing may come up for sale and things like that and with today’s cost of money being pretty inexpensive, we would make opportunistic purchases in markets that make sense.

Nicholas Bender

Sure, no, that makes sense. Sort of circling back — last time we heard from you guys in January, we talked about sort of a $10 million to $12 million cost savings target in a couple of different buckets. Especially with CapEx ticking up here and maybe doing a little more replacement activity, do you see any potential for upside to those cost savings metrics? Especially as — like I said — you pull some older equipment out of the market and maybe get some higher efficiency equipment into the fleet.

Rick O’Dell

The fuel is one of our targeted opportunities that we’ve obviously seen some significant improvement in that over the last couple of years and unlike last year, where we had two big buckets of improvement in linehaul and fuel efficiency, both of which we achieved, it’s kind of spread around a variety of projects.

And what I would tell you is some of those projects have been delayed a little bit with the weather disruption and focus had to be a little bit more near term than we would have liked. But I would tell you that I think that $10 million number is probably still good.

Nicholas Bender

Okay, that’s helpful. Looking at heavier weight per shipment — really the last couple of quarters here — anything to read into that? Is it all entirely mix shift? Is it mix shift with more business that you’re growing in the upper Midwest? Or is there any component of potentially stronger macro conditions?

Rick O’Dell

It looks a little better. I would tell you, too, we targeted some heavier weighted shipments from 3PLs and some other different sources that’s kind of happened over a period of time as well. And then I guess what we’re seeing is certainly the economic activity certainly feels a little bit better as well.

Nicholas Bender

Okay, that’s great. And then my last one here real quick — obviously, you guys delivered just excellent tonnage growth in the quarter and we see from your competitor — yesterday’s strong tonnage growth numbers as well.

How do you feel about the pricing environment at this point in time? Certainly the first quarter was pretty unique, but any indications or any concerns about people getting more competitive or aggressive on rates in particular lanes or anything like that?

Rick O’Dell

Our yield improvements again were kind of in line with our target around the 3% range. The general rate increases came out a little early. I think that’s favorable. It seems to be sticking well. I think it’s a pretty good environment and, as I had commented, I think with our tonnage up like it is, as we come to contract renewals, we are going to take a hard look at the business and how it operates and we’ve gotten — like I said, most of our corrective action pricing is behind us. But the — it’s funny how there’s always opportunities for a few that you never quite get right, so when they come up again, I think there’s certainly opportunities to reprice lanes.

And one thing we’re seeing with the growth that we have in the upper Midwest geography has kind of changed our lane imbalance up there as well. So when you outgrow one reason, outgrow the others, right, then your lane imbalances change and you got to make sure that you’re being properly compensated for that. So sometimes, your historical pricing may need to be repriced based on that. So that’s something, that’s certainly an opportunity going forward as well.

And with strong tonnage growth, it encourages you to take a look at the business and how it operates and the driver market is tighter than it’s probably been in a long time. There are certain markets where we are having to pay signing bonuses of $5,000 to get a driver to run over the road or even in the city, so I can assure you we are taking a hard look at customers’ business, particularly in those markets, to see — we’re going to go through the process — the costly process to grow and bring on new people. We’ve got to make sure we’re being compensated properly for the business we’re handling.

So in both, they’re an opportunity right? And there is good incremental margins for tonnage growth and, then, I think the positive thing about tonnage growth that encourages you to take some yield risk when you need to.

Nicholas Bender

Yes, understood. I appreciate the color, guys, and congratulations again.

Operator

(Operator Instructions) David Ross, Stifel.

David Ross

Rick, just a follow-up on your comment about drivers — some markets you said you have to pay a little bit more, what markets would those specifically be and did you think there’s going to be another broader annual wage increase this summer?

Rick O’Dell

Yes. It’s kind of weird. Some of the smaller kind of oilfield markets are obviously hot right now with that fracking activity. Drivers have options of being in that kind of oilfield sector or being with an LTL carrier. So that’s causing some spike in some of what you would call nontraditional markets and then some of the upper Midwest market, I think, with some business moving around up there from the merger that we discussed earlier is causing some shortages in some of those markets that you wouldn’t have — historically wouldn’t expect. Columbus, Ohio, paying signing bonuses, kind of unusual, right?

David Ross

Yes.

Rick O’Dell

South Bend, Indiana. It’s kind of the market, so — and then we do our benchmarking and obviously are committed to a market based compensation program and we haven’t formally announced our wage increase but we’ve done it the last couple of years in July and you can assume that in a market like we are today, we’ll be revisiting that at that point in time.

And I would tell you most — we have a very rich benefit plan and with that — and some — combine that with some fairly modest wage increases in most markets with a couple of market adjustments probably what we’re looking at.

David Ross

Okay, and then, on the benefit plans I guess, Jim, you mentioned healthcare costs were up $1.8 million year over year in the quarter. Was there anything unusual driving that higher or was that Affordable Care Act-related? Any more comments on that, how we should trend the rest of 2014?

Jim Darby

Yes, Dave, it is unusual but it’s what we expected. Because what we’re seeing this year is we’re expecting it to go up about $7 million for the year and about $2 million of that increase is specifically related to the Affordable Care Act and what’s being implemented this year. So we have normal inflation in healthcare expenses and then the Affordable Care Act adds about $2 million more.

David Ross

I don’t know why it’s called the Affordable Care Act, then. Insurance and claims in 2Q 2014, is that trending more normally? No bad accidents in the first few weeks, I take it?

Rick O’Dell

Correct. Obviously, we are subject to self-insurance volatility, but we’re very committed to our safety programs. They are very robust, supported by technology and management training and overall, there’s some volatility. We very much plan to get back to the normal accident severity.

David Ross

And then last question, Rick, if you could comment about the logistics services business? How that’s growing, is that making a big impact on the numbers yet?

Rick O’Dell

It’s really pretty minimal, so we’re actually kind of — year over year, obviously with some of the those disruptions in the truckload market, it’s more flattish year over year compared to some growth that we experienced last year. I don’t think it’s necessarily representative of what the business can do over a period of time but it didn’t have much impact on a comp basis.

David Ross

Thank you very much.

Operator

Bill Green, Morgan Stanley.

Bill Green

I just had one quick question here. Rick, you mentioned hoping to get potentially into the 80s on an OR basis. Have you ever described a time frame for getting there or if not, are you willing to venture how long they can take?

Rick O’Dell

We don’t provide guidance but there’s someone that’s doing it repeatedly and I’m not a very patient person. My wife can probably tell you that. I would just tell you we’re working hard on it and I feel like the return on invested capital is clearly improving. But you take a hard look at kind of what’s going on in the market opportunity with the tonnage up — so we certainly expect to improve our margins going forward. We think there’s a lot of opportunity there.

Bill Green

Yes, clearly, you have good incrementals about the tonnage in the yield side so if we’re in a better tonnage environment, one would think that, as you said before, that’s good for yields and the combination of which I would think would mean it’s actually not that far into the future on an annual basis of course, not in the first quarter and what not. But that’s how I was kind of thinking about it so I just wanted to hear your thoughts. Thanks.

Rick O’Dell

I think the same way so we’re clearly focused on that opportunity and as I said before, I like incremental tonnage. I think it’s favorable. But it also causes me to look at the margins that we’re having on our existing business and to the extent those need to be corrected in lanes — particularly in balance lanes, we’re going to make sure we’re properly compensated for the invested capital that we’re making.

Bill Green

That’s great. Thank you for the time.

Operator

Art Hatfield, Raymond James.

Art Hatfield

I probably missed a lot of this. I’ve been busy trying to get the pine tar off my hands. I thought Jim would appreciate that. When I look at kind of — when I think about trying to model things going forward, one of the things that kind of jumped out at me in Q1 was your truckload tonnage and you may have mentioned this and I apologize if I missed it. But how can we think about it in Q1 and just how really should we think about that going forward?

Rick O’Dell

Yes, I commented on it earlier but basically what happened is in the fourth quarter of last year, we did some target marketing in a spot market to fill backhaul lanes and we made some enhancements to some efforts there. I call it targeted marketing and it’s produced some positive results that carried on through the first quarter, 80% of it is in backhaul lanes. It has good incremental margins and so you could kind of expect that to go forward.

What I would tell you is since it is kind of more spot transactional business, we tweak that — had to really tweak that based on imbalance and capacity; so it’s kind of always going on but we’re seeing some good success in that — we feel like it has good incremental margins and I don’t think it’s kind of a one trick pony kind of a thing. It’s something that we will probably continue to see going forward.

Art Hatfield

But it’s something you — from what I just heard you said, it’s something — the tool you use to manage your capacity. It’s not something they can get out of control where you may have to spend money to add capacity in lanes just to handle this type of business. Is that fair enough?

Rick O’Dell

We tweak the pricing in the lanes daily. We have been watching it very closely. It’s not — do you see the poorly priced business that’s moving in head haul lanes. We tweak it right away. If it’s a spot market type thing we change it every day.

Art Hatfield

Got it. That’s very helpful. So when we think about that — because of that, I would think that unless the market changes going forward, the pricing of that business is probably going to be somewhat where it is today?

Rick O’Dell

Yes, it will tweak up a little bit. But yes, it’s the heavy weighted LTL shipments that we’re kind of spot quoting, right?

Art Hatfield

Right, right, right. So it’s just going to flow with the market? Yes, I got you. That’s all I’ve got today. Thanks for the time, Rick.

Operator

And it appears there are no further questions at this time. Mr. O’Dell, I would like to turn the call back to you for any additional or closing remarks.

Rick O’Dell

Okay, thanks for your interest in Saia and we look forward to catching up with you guys again soon.

Operator

And that concludes today’s call. Thank you for your participation.